CLANCY AND CO., P.L.L.C. CERTIFIED PUBIC ACCOUNTANTS AND CONSULTANTS	SCOTTSDALE ATRIUM PROFESSIONAL BUILDING 14300 N. NORTHSIGHT BLVD. SUITE 107 SCOTTSDALE, AZ 85260	PH: (602) 266-2646 FAX: (602) 224-9496 www.clancyandco.com

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this post effective amendment number 2 to the registration statement of China Elite Information Co., Ltd. on Form SB-2-A of our report dated January 27, 2006, appearing in this Registration Statement on the financial statements as of and for the years ended November 30, 2005 and 2004. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

Clancy and Co., P.L.L.C.

 /s/ Clancy and Co.

Scottsdale, Arizona

October 11, 2006